September 23, 2005

Churchill Downs California Company
c/o Churchill Downs Incorporated
700 Central Avenue
Louisville, KY 40208
Attn: Rebecca C. Reed

Re Final Modifications to Asset Purchase Agreement

Ladies and Gentlemen:

Reference is made to that certain Asset Purchase Agreement dated as of July 6, 2005, as modified by those certain letter agreements dated August 1, 2005, August 8, 2005, August 12, 2005 and September 7, 2005 (as so amended and assigned and as in effect on the date hereof, the "APA"), between Hollywood Park Land Company, LLC ("Buyer") and Churchill Downs California Company ("Seller"). Capitalized terms not defined herein shall have the meanings ascribed thereto in the APA.

Pursuant to Section 13.4 of the APA, Buyer and Seller agree to amend the APA as follows:

Changes to HSR Provisions

1. Deletion of Certain HSR Provisions: The following provisions are hereby deleted in their entirety: (i) Section 3.7.1(f), (ii) clause (i) of Section 4.4, (iii) Section 8.1.1 and (iv) Section 8.2.1.

2. Modification to Section 5.4: Section 5.4 is hereby revised, in its entirety, to read as follows:

"5.4 Approvals. Except as set forth in Section 5.4 of the Disclosure Schedule, no approval, authorization, consent or order or action of or filing with any Governmental Authority is required to be obtained by Buyer for the execution and delivery by Buyer of the Transaction Documents to which it is a party or the consummation by it of the Transactions. Buyer has received all required consents from its lender(s) necessary for Buyer to execute this Agreement and consummate the Transactions. To the knowledge of Buyer, there are no facts relating to the identity or circumstances of Buyer that would prevent or materially delay obtaining any of the required consents."

3. Modification to Section 8.1.4: Section 8.1.4 is hereby revised, in its entirety, to read as follows:

"8.1.4 Actions or Proceedings. There shall not be instituted or pending any action or proceeding by any Person before any Governmental Authority, (i) seeking to restrain, prohibit or otherwise interfere with the ownership or operation by Buyer or any of its Affiliates of all or any material portion of the Assets or the Racetrack Business or assets of Buyer or any of its Affiliates or to compel Buyer or any of its Affiliates to dispose of all or any material portion of the Assets or of Buyer or any of its Affiliates or (ii) seeking to require divestiture by Buyer or any of its Affiliates of any Assets or any portion of the Racetrack Business. There shall not be any action taken, or any Laws enacted, enforced, promulgated, issued or deemed applicable to the purchase of the Assets, by any Governmental Authority, that, in the reasonable judgment of Buyer could, directly or indirectly, result in any of the consequences referred to in subsections (i) and (ii) of this Section; provided that Buyer acknowledges the application of this Section to Laws in effect as of the date hereof would not have such consequences."

4. New Buyer Representation: A new Section 5.11 is hereby added to the Buyer's representations:

"5.11. HSR Representation. The California Public Employees Retirement System ("CalPERS"), Buyer’s ultimate parent entity for purposes of the HSR Act, is a unit of the State and Consumer Services Agency of the State of California. Counsel for CalPERS confirmed a conversation between counsel and the Federal Trade Commission, Bureau of Competition, Premerger Notification Office ("PNO"), wherein the PNO advised counsel for CalPERS that, so long as CalPERS itself is not a separate corporation (which it is not), CalPERS is deemed an agency or political subdivision of a state government for purposes of the HSR Act and, as such, is not an "entity" so far as the HSR Act is concerned. As a result, CalPERS, is not a "person" required to file notification under the HSR Act. All of the entities directly or indirectly controlled by CalPERS, and which will directly or indirectly control the Assets upon consummation of the transaction, including Buyer, are unincorporated entities."

Changes to Purchase Price

5. Purchase Price Reduction: Section 3.3.1(c) is hereby deleted and replaced in its entirety with the following:

"(c) $2,500,000, the amount of the reduction referenced in Section 12.2. "

Changes to Jensen Box Clean-up Obligations

6. Changes to Section 3.4.10: Section 3.4.10 is hereby deleted and replaced in its entirety with the following:

"3.4.10 Certain Environmental Liabilities. Any and all liabilities, claims, demands, losses, costs, damages, injuries, obligations, judgments, actions, causes of action, fines, assessments, penalties or expenses, including consultants’ and attorneys’ fees resulting from (a) the direct or indirect disposal or arrangement for the disposal of Hazardous Substances from the Real Property to, at or onto a location other than the Real Property from September 10, 1999 through the Closing Date, including without limitation to the Dominguez Channel Watershed/Consolidated Slip, or (b) any property owned, leased or operated by Seller (other than the Real Property).

7. Changes to Section 3.3.2(e): Section 3.3.2(e) of the APA is hereby amended by adding, at the end thereof, the following clause (5) (and the word "and" is moved from the end of clause (3) to the end of clause (4)):

"(5) claims for the disposal, depositing, placing, presence, storage, dumping or other release of any material or substance in, to, at, onto, from or under any waste pits located at the northeast corner of the training track on the Real Property prior to or subsequent to the Closing Date including, without limitation, any related investigation, remediation, clean-up, removal, disposal, transportation of waste and closure activities relating to the contamination identified in the sampling conducted of the waste pits in July 2005."

8. Deletion of Section 9.3.6: Section 9.3.6 of the APA is hereby deleted.

Changes to Working Capital Provisions

9. Changes to Section 3.7.3: Section 3.7.3 is hereby deleted and replaced in its entirety with the following:

"3.7.3 Closing Statement.

(a) At least one (1) business day prior to the Closing Date, Seller in good faith shall prepare and deliver to Buyer a preliminary closing statement, consistent with the provisions of Section 3.7.2 (the “Preliminary Closing Statement”) and otherwise consistent with this Agreement, that shows the working capital needs of the Racetrack Business (based on current assets and liabilities) (the “Required Working Capital”) and includes a statement of each component of Working Capital as of the Closing, giving effect to the transfer of the Assets and assumption of the Assumed Liabilities (the “Final Working Capital”) together with a representation that the Final Working Capital was determined in accordance with GAAP applied on a basis consistent with those used in preparation of the Transaction Financial Statements and Balance Sheet (except as required to comply with the definition of Working Capital).

(b) The Required Working Capital and Final Working Capital as agreed to by the parties on the Closing Date is as set forth in Exhibit 3.7.3(b) (attached hereto), and there shall be no further rights of dispute or adjustments from the amounts so agreed to by the parties as of the Closing Date, unless arising out of any breach of a representation contained in the APA.

At Closing Seller will either contribute or provide a credit in immediately available funds to working capital in the amounts of (a) $2,493,609.00 and (b) $100,000 for remediation costs on the waste pit, each as shown on Exhibit 3.73(b).

Changes to Calculation Period for Withdrawal Liability

10. Modification to Section 11.2.3: The last sentence of 11.2.3 is hereby revised to read as follows:

"The Withdrawal Liability Cap shall be calculated in good faith in accordance with ERISA and agreed upon by Buyer and Seller no later than June 30, 2006."

Eual Wyatt Retention Bonus

11. Changes to 2.2.6: Section 2.2.6 is hereby amended by adding, at the end thereof, the following:

"Buyer agrees to make any retention payments payable to Eual Wyatt promptly after the Closing, provided that Seller will reimburse Buyer for the unfulfilled portion of Mr. Wyatt's employment agreement in the event that Mr. Wyatt terminates his employment with Buyer prior to the end of the Fall 2008 racing season.

Miscellaneous

12. Confirmation of APA: Except as expressly provided above, the APA is hereby ratified and confirmed and shall remain in full force and effect and nothing contained in this letter agreement shall be deemed to waive, alter or otherwise amend any provision of the APA (other than to the extent expressly provided herein).

13. Merger: This letter agreement and the APA constitute the entire agreement between the parties with respect to the subject matter of this letter agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this letter agreement.

12. Governing Law: This letter agreement shall be governed by and construed in accordance with the law of the State of California.

13. Execution by Counteparts. This letter agreement may be executed in two or more counterparts, each of which shall be an original, but all of which shall constitute one and the same letter of instructions.

[Signatures Follow on Next Page]

HOLLYWOOD PARK LAND COMPANY, LLC,
a Delaware limited liability company

By: /s/Kristin Gardner
Name: Kristin Gardner
Title: Vice President

CHURCHILL DOWNS CALIFORNIA COMPANY,
a Kentucky corporation

By: /s/ Michael E. Miller
Name: Michael E. Miller
Title: Vice President

cc:	Darren Drake
Stockbridge Capital Partners, LLC
712 5th Avenue, 21st Floor
New York, NY 10019

Thomas Patrick Dore, Jr., Esq.
Davis Polk & Wardwell
450 Lexington Avenue
New York, NY 10017

D. Eric Remensperger, Esq.
Gibson, Dunn & Crutcher, LLP
333 So. Grand Avenue
Los Angeles, CA 90071

In addition, as of the closing, the parties agreed that Seller would retain certain immaterial liabilities and certain simulcast receivables and payables.

The exhibits and schedules to Exhibit 10.2 have been intentionally omitted because they are not material. The registrant agrees to furnish such omitted exhibits and schedules supplementally to the Commission upon request.